Exhibit 10.1
2015 Incentive Compensation Plan Plus (“ICP+ Plan”)
Eligible Employees: All senior executives and non-section 16 officers and senior directors of Quidel Corporation (the “Company”) are eligible for participation in the Company’s ICP+ Plan.
Applicable Period: The ICP+ Plan applies to performance during the Company’s fiscal year ending December 31, 2015.
Components of the Plan and Criteria to Fund: The ICP+ Plan consists of the following two components (1) over achievement of certain revenue performance targets for a key product line; and (2) a related and defined impact goal connected with achievement of such performance targets, each as defined by the Compensation Committee of the Board of Directors. Each component of the ICP+ Plan includes payouts based on minimum and a maximum performance targets. The minimum targets serve as the threshold upon which the cash incentive pool will begin to fund for that component. Achievement of the components at minimum and through the maximum will earn the cash incentive opportunity. Payout will be calculated along a linear continuum from minimum to maximum with the maximum target serving as the point at which the management team will earn the highest possible cash incentive opportunity under the ICP+ Plan.
The minimum performance target must be met in order for a portion of this cash bonus to be paid relative to any one of the two components. Each component will be measured separately. Bonus payout under the ICP+ Plan provides for a cash bonus opportunity of up to 50% of an eligible participant’s annual base salary. In addition, payout of the cash bonus, as may be applicable, will be based fifty (50%) percent on achievement of the revenue performance targets and fifty (50%) percent on the related and defined impact goal, each as defined by the Compensation Committee.